Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

THE ARENA GROUP HOLDINGS, INC.

The Arena Group Holdings, Inc. (the “Corporation”), a corporation duly organized and validly existing pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is “The Arena Group Holdings, Inc.”

SECOND: Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new Article I, reading in its entirety as follows:

“1. The name of the Corporation is Paradium.AI, Inc. (the “Corporation”).”

THIRD: All other provisions of the Amended and Restated Certificate of Incorporation shall remain unchanged.

FOURTH: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors.

FIFTH: This Certificate of Amendment shall be effective on August 31, 2026.

IN WITNESS WHEREOF, the-Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by its authorized officer as of August 18, 2026.

The Arena Group Holdings, Inc.

By:	/s/ Paul Edmonson

Name:	Paul Edmondson

Title:	Chief Executive Officer